Exhibit 1.A.(3)(d)

                       CONSECO VARIABLE INSURANCE COMPANY

                COMPENSATION SCHEDULE -- VARIABLE UNIVERSAL LIFE

1.    Contract. Attached to and a part of Selling Group Agreement

2. Control Date. April 1, 2002. Control Date is the date on which Company put this schedule into effect and continues until superseded by a schedule with a later Control Date.

3.    Compensation Schedule

      Conseco Variable Universal Life Plus (CVUL Plus)

      Commissions equal to the percentages shown in this schedule shall apply to premiums received on CVUL Plus policies with form number of CVIC-1003 (or appropriate state variation) placed in force under this Selling Group Agreement. Different commissions are paid on premiums up to the Target Premium and in excess of the Target Premium, as indicated in this schedule.

            POLICY YEAR     UP TO TARGET   IN EXCESS OF TARGET    TRAIL
            -----------------------------------------------------------
                1               45%               1.5%            0.00%
                2-10            1.5%              1.5%            0.00%
                11+             2%                2%              0.00%

      These percentages shall also apply to any increase in Target Premium due to requested increases in specified amount. The 12 months following the requested increase is considered Year 1 for this purpose. Commissions are not paid on increases due to riders, changes in death benefit options, and any increased amount will be netted against prior requested decreases.


4. Chargebacks: The Representative shall return to Company the designated percent of any commission paid during the periods specified according to the following schedule:

      100% during the first 6 months after issue or an increase.
      50% during the next 6 months.

      The chargeback provision is applied on free look rescissions, full surrenders, decreases, partial withdrawals over the free amount, and settlement options if the fixed period is for less than 10 years. Commissions on increases are charged back on a pro-rata basis if there is a decrease within one year of the increase.

5.    Permit the advancing of variable  universal life (only)  commissions?
                              [ ] Yes     [ ] No
      (IF YES, COMPLETE AN ADVANCE COMPENSATION AGREEMENT.)

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA EXCLUSIVE OF CHOICE OF LAWS PROVISIONS. Conseco and Broker each represent to the other that it and the officers signing below have full power and authority to enter into this agreement.

The effective date of this Selling Agreement Amendment with Conseco Variable Insurance Company and Conseco Equity Sales, Inc., shall be:


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 (Month)        (Day)        (Year)      Contract Number (Company Assigned)


Type of Legal Entity: (   ) Individual   (   ) Partnership   (   ) Corporation


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Type or Print Name of Broker-Dealer      Taxpayer Identification Number
                                                  of Broker-Dealer


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Type or Print Name of Principal          Signature of Principal


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CONSECO VARIABLE INSURANCE COMPANY:


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Type or Print Name and Title             Signature of Principal and Date



CONSECO EQUITY SALES, INC.:


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Type or Print Name and Title             Signature of Principal and Date


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Type or Print Name of Principal          Signature of Principal


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